Exhibit 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)
IT TECH PACKAGING, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0,001 per share
Fees to Be Paid	Other	Warrants
Fees to Be Paid	Other	Subscription Rights (3)
Fees to be paid	Others	Debt Securities
Fees to Be Paid	Other	Units (4)
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457	(o)	(1)	(2)	$100,000,000	0.00011020	$11,020
	Total Offering Amounts						$100,000,000		$11,020
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$11,020

(1)	There are being registered hereunder such indeterminate number of common stock, such indeterminate number of debt securities, such indeterminate number of warrants, such indeterminate number of subscription rights and such indeterminate number of units as will have an aggregate initial offering price not to exceed $100,000,000, or if any securities are issued in any non-United States currency units, the equivalent thereof in non-United States currencies. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(2)	The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Rights evidencing the right to purchase common stock or debt securities.

(4)	Units may consist of any combination of the securities registered hereunder.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	-	-	-	-	-	-	-	-	-	-	-